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United Community Banks, Inc. Names Jennifer Bazante to Board of Directors

GREENVILLE, S.C. – August 16, 2021 (GLOBE NEWSWIRE) – United Community Banks, Inc. announced today that its Board of Directors has appointed Jennifer Bazante, Chief Marketing Officer of Humana, to its Board of Directors.

Bazante joined Humana in 2014 and was named Chief Marketing Officer in 2019. She is an accomplished global marketing executive with more than 25 years of experience leading world-class marketing organizations. At Humana, she leads a team of more than 500 associates responsible for all enterprise and segment marketing, driving branding, acquisition, engagement and retention. As CMO, her team is championing the brand and customer experience strategy to move beyond health insurance and become a company focused on improving the healthcare experience and delivering better health outcomes for customers.

“Jennifer is a strategic thinker who has achieved meaningful results for some very strong brands through her marketing expertise,” said Lynn Harton, Chairman and CEO of United Community Banks, Inc. “Her insights into customer experience and digital transformation will be particularly helpful to our team as our business continues to evolve. I am also excited to have her guidance on branding as we continue to build our brand in some of the fastest-growing markets in the Southeast.”

“Jennifer brings a fresh perspective and important skillset to our board,” added Thomas A. Richlovsky, Lead Director of the Board. “As United has grown and prospered, we have endeavored to attract and recruit board talent to assure effective ongoing oversight of the Bank's strategy and performance. Jennifer's extensive marketing background is an excellent complement to our board's existing capabilities.”

Prior to Humana, Bazante held several roles with Visa, Inc., including Head of Merchant Marketing and Head of Global Brand and Product Marketing. She has also held marketing roles with Visa International and Colgate-Palmolive Company. Bazante received her master’s in business administration from the Darla Moore School of Business at the University of South Carolina and a bachelor’s degree from Florida State University. She is fluent in Spanish.

“The culture of United Community Bank provides a very strong foundation for future growth, and I’m excited about the possibilities for this brand. I look forward to working with the Board and the Bank’s executive team to support their strategic priorities,” added Bazante.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQGS: UCBI) provides a full range of banking, wealth management and mortgage services for relationship-oriented consumers and business owners. The company, known as “The Bank That SERVICE Built,” has been recognized nationally for delivering award-winning service. United has $18.9 billion in assets and 162 offices in Florida, Georgia, North Carolina, South Carolina and Tennessee along with a national SBA lending franchise and a national equipment lending subsidiary. In 2021, J.D. Power ranked United highest in customer satisfaction with retail banking in the Southeast, marking seven out of the last eight years United earned the coveted award. United was also named one of the "Best Banks to Work For" by American Banker in 2020 for the fourth year in a row based on employee satisfaction. Forbes included United in its inaugural list of the World’s Best Banks in 2019 and again in 2020. Forbes also recognized United on its 2021 list of the 100 Best Banks in America for the eighth consecutive year. United also received five Greenwich Excellence Awards in 2020 for excellence in Small Business Banking, including a national award for Overall Satisfaction. Additional information about United can be found at www.ucbi.com.